Exhibit 5.1

Chicago LONDON Los Angeles New York Washington, dc

October 23, 2018

Internap Corporation
12120 Sunset Hills Road, Suite 330
Reston, Virginia 20190

Ladies and Gentlemen:

We have acted as counsel to Internap Corporation (the “Company”) in connection with the Registration Statement on Form S-3 (Registration Number 333-214784), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective on May 4, 2017.  Pursuant to the Registration Statement, the Company has issued and sold (i) 4,210,527 shares (the “Firm Shares”) of common stock, $0.001 par value per share (“Common Stock”), of the Company and (ii) up to 631,579 shares of Common Stock (the “Optional Shares” and together with the Firm Shares, the “Offered Shares”) pursuant  to that certain Underwriting Agreement dated as of October 18, 2018 (the “Underwriting Agreement”), by and among the Company and Jefferies LLC and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named on Schedule A attached thereto.

We have examined the Registration Statement, together with the documents incorporated by reference therein; the related prospectus, dated May 4, 2017, (the “Base Prospectus”); the prospectus supplement, dated October 18, 2018, in the form filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Offered Shares; and the final prospectus supplement, dated October 18, 2018, in the form filed with the Commission pursuant to Rule 424(b) of the Act relating to the offering of the Offered Shares (together with the Base Prospectus, the “Prospectus”).

In addition, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents and (v) that the Underwriting Agreement constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement (except that we make no such assumption in this clause (v) with respect to the Company). We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and others as to factual matters material to this opinion and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

353 NORTH CLARK STREET CHICAGO ILLINOIS 60654-3456	WWW.JENNER.COM

Internap Corporation

October 23, 2018

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, it is our opinion that the Offered Shares, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is based exclusively on the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated October 23, 2018, incorporated by reference into the Registration Statement, and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or related rules, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related rules.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Jenner & Block LLP
Jenner & Block LLP